EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 14, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 623 (Energy Portfolio, Series 20, Diversified Healthcare Portfolio, Series 37, Financial Institutions Portfolio, Series 32, Cohen & Steers REIT Income Portfolio 2006-4 and Utility Income Portfolio, Series 21) as of November 14, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
November 14, 2006